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                                                                    Exhibit 23.2


We hereby consent to the incorporation by reference in the Registration Statement for the Belmont Bancorp. 2001 Stock Option Plan on Form S-8 of Belmont Bancorp. of our report dated February 5, 2002, except for Note 24, as to which the date is March 26, 2002, on the consolidated financial statements of Belmont Bancorp. as of December 31, 2001 and 2000 and for each of the three years ended December 31, 2001; which report is included in the Annual Report on Form 10-K of Belmont Bancorp. for the year ended December 31, 2001.

/s/ Crowe Chizek and Company LLP

Crowe Chizek and Company LLP

Columbus, Ohio
September 16, 2002